Exhibit 99.1

LivePerson Appoints Jim Miller to Board of Directors

NEW YORK, Feb. 13, 2023 – LivePerson, Inc. (NASDAQ: LPSN) (“LivePerson” or the “Company”), a global leader in Conversational AI, today announced that James “Jim” Miller, former Chief Technology Officer of Wayfair, Inc., has been appointed as an independent member of the Company’s Board of Directors (“Board”), effective immediately. Miller replaces Ernest Cu, who stepped down from the Company’s Board due to other professional obligations requiring increased commitment of time.

“Jim is an outstanding addition to our board,” said Rob LoCascio, Founder, Chairman and CEO of LivePerson. “He brings deep leadership experience and expertise in technology systems, software development, data and e-commerce. I am confident that Jim will be an asset to our Company and Board, bringing complementary skills and expertise to our Board of experienced and talented directors.”

“We are very excited to add Jim to our Board” said Jill Layfield, Lead Independent Director of LivePerson. “Building on our recent appointments of Vanessa, Bruce and Yael, we have a strong blend of highly valuable skill sets, expertise and institutional knowledge across the full Board to oversee the Company’s continued evolution with a focus on long-term value creation.”

Miller commented, “I am excited to join LivePerson’s board and eager to work with this strong and dedicated group of leaders. I have admired the Company’s innovation at the intersection of consumer experience and AI and look forward to contributing to the Company’s vision and goals.”

Miller will fill the seat of Ernest Cu, who has stepped down in light of increased professional obligations outside of LivePerson. “Ernest has been a valued member of our Board, and on behalf of the full Board I thank him for his valued insights and contributions during his tenure,” said Layfield.

Following the appointment of Miller, LivePerson’s Board will continue to comprise nine directors, eight of whom are independent and nearly half of whom have joined the Board in the past year. This board appointment was unanimously approved by the LivePerson Board.

About Jim Miller

Jim Miller brings over 20 years of board, C-Suite and executive experience at leading technology and e-commerce companies such as Google, Wayfair, The Real Real, Amazon, Sanmina-SCI and Cisco. Mr. Miller served as Chief Technology Officer of Wayfair, Inc. from 2019 to 2022. Prior to Wayfair, he served as Chief Executive Officer of AREVO Inc., a 3-D printing company, and previously held executive leadership roles at Google including Vice President of Operations, Ads and Commerce, and Vice President of Worldwide Operations & Google Energy LLC. Prior to joining Google, Miller was Executive Vice President at Sanmina-SCI Corporation, one of the world’s largest electronic manufacturing service providers. Miller has also held executive roles in operations and supply chain at FirstSolar, Inc., Cisco Systems, Inc. and Amazon.com, Inc. Miller currently serves on the boards of The RealReal, Inc., a Nasdaq-listed online luxury resale store and Brambles Ltd., an ASX-listed supply-chain logistics company. He previously served on the board of Wayfair before becoming its Chief Technology Officer, and ITRenew, Inc., a privately-held global provider of data sanitization and IT asset disposition (ITAD) services.

Miller holds an M.B.A. from the Sloan School of Management at Massachusetts Institute of Technology, an M.S. in Mechanical Engineering and Management from the Massachusetts Institute of Technology and a B.S. in Aeronautical and Astronautical Engineering from Purdue University.

About LivePerson, Inc.

LivePerson (NASDAQ: LPSN) is a global leader in Conversational AI. Hundreds of the world’s leading brands — including HSBC, Virgin Media, and GM Financial — use our Conversational Cloud platform to engage with millions of consumers as personally as they would with one. We power nearly a billion conversational interactions every month, providing a uniquely rich data set to build connections that reduce costs, increase revenue, and are anything but artificial. Fast Company named us the #1 Most Innovative AI Company in the world. To talk with us or our Conversational AI, please visit liveperson.com.

Forward Looking Statements

Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. It is routine for our internal projections and expectations to change as the quarter and year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change. Although these expectations may change, we are under no obligation to inform you if they do. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include without limitation, our ability to execute on and deliver our current plans and goals, and the other factors described in the Risk Factors section of the Company’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 28, 2022, as amended by the Form 10-K/A filed on May 2, 2022, and as from time to time updated in LivePerson’s Quarterly Reports on Form 10-Q. The list of Risk Factors is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.

Media Contact:

Mike Tague

pr@liveperson.com

SOURCE LivePerson, Inc.